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                                                                                                       Exhibit A


                                         YANKEE ATOMIC ELECTRIC COMPANY
                                                  BORROWING LOG
                                                                                                         $000's
                                    Type of    Int. Rate          Maturity   Daily    Total     $000's    Cum
Date      Instrument  Institution Transaction Nom.  Effec. # Days Date (1)  Interest Interest  Invested  Amount
----      ----------  ----------- ----------- ----  ------ ------ --------  -------- --------  --------  ------
Beginning Total @ 7/1/95                                                                                 $4,950

27-Jul-95 Loan        Bank of NY  New Money   8.75% 8.75%  246    29-Mar-96 72.92    72.92     300

31-Aug-95 Loan        Bank of NY  New Money   8.75% 8.75%  211    29-Mar-96 60.76    60.76     250
                                                                                               -----
                                                                                               550
Quarterly Total @ 9/30/95                                                                                $5,500




(1)  Note:  Yankee has a $6,000,000 secured credit agreement with the Bank of New York.  Yankee can borrow at the Bank's prime rate until the agreement terminates on March 29, 1996.  Yankee can pay down any portion of the outstanding balance at its discretion.

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